Exhibit 10.2

August 28, 2017

Mr. David Taylor
5022 Antler Circle
Emmaus, PA 18049

Dear David:

We are pleased to offer you (hereinafter referred to as "you", "your" or "Executive") the position of Senior Vice President, Strategic Development of PQ Corporation (the "Company"). In accordance with our discussions, set forth below are the basic terms and conditions of your employment.

1.
Start Date. We look forward to a start date of September 1, 2017 (the "Start Date"). Your place of employment will be Malvern, Pennsylvania. You understand and agree that you shall frequently travel on behalf of the Company.

2.
Base Salary. Your annual Base Salary shall be at the rate of $400,000 per year, payable pursuant to the Company's normal payroll practices. Your Base Salary may be adjusted from time to time on review by the Compensation Committee of the Board of Directors.

3.
Annual Performance Bonus. For each calendar year of your employment, you shall have the opportunity to earn an annual bonus (the "Annual Performance Bonus") with a target bonus equal to 55% of Base Salary, based on achievement of annual target performance goals (based on EBITDA metrics or other financial metrics) established by the Board of Directors of the Company ("Board") or the Compensation Committee of the Board, and as further described in and governed by the PQ Corporation Incentive Plan ("PQIP"), as it may be amended from time to time. For 2017, your Annual Performance Bonus will be based on the EBITDA of both businesses and 55% of your base salary paid in 2017.

4.
Benefits. You shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans") to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

5.
Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties in accordance with the Company's expense reimbursement policies and procedures.

6.	Vacation. Beginning in 2018, you shall be entitled to twenty-five (25) days of paid vacation per year, accruing in accordance with the Company's vacation policy.

7.	Equity Participation. In the event of an IPO, you shall receive an Equity Grant as outlined on the term sheet previously provided to you.

8.
Severance. The Company is in the process of developing a new severance plan. In the interim, if your employment is terminated by the Company without Cause, and subject to your execution of a General Release of Claims, you shall be entitled to receive continued Base Salary and health benefits at the active employee contribution rates for the 12 month period following the date of termination.

9.
Confidentiality; Covenant Not to Compete. As a condition subsequent to the execution of this Agreement and a condition to the Equity Participation set forth in Section 7, and any severance set forth in Section 8, Executive must sign at the start of his employment a Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement to be provided by the Company which, among other provisions, will contain a 24 month non-compete/non-solicitation provision.

10.
Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. The Company may assign this Agreement without Executive's consent.

11.
Choice of Law and Venue. Except for the terms and conditions of any Equity Participation as set forth in Section 7, which will be controlled by the language in any applicable plan documents relating to that Equity Participation, this Agreement shall be construed and interpreted in accordance with the laws of Pennsylvania. Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania for any and all actions between the parties. Any controversy or claim arising out of or relating to this Agreement or the branch thereof, whether involving remedies at law or in equity, shall be adjudicated in Pennsylvania.

12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original hereof.

13.
Sections 280G and 409A of the Code. Notwithstanding anything to the contrary in this Agreement, the parties agree that this Agreement shall be interpreted to comply with or be exempt from Sections 280(g) and 409 of the Internal Revenue Code of 1986, as amended, as interpreted and applied by the Board.

This offer of employment, if accepted, does not constitute a contract of employment between PQ Corporation and you. You will be considered an employee at will. No commitment for employment for any specified duration (e.g. "lifetime", "permanent", or "as long as performance is satisfactory") shall be valid or binding on PQ unless it is expressly set forth in a written document and signed by you and the Chief Executive Officer of PQ Corporation. Any attempt to orally modify any of the terms of this offer of employment will have no effect.

We are pleased to offer you this opportunity. If you agree to the terms of this offer of employment, please sign and date where appropriate below and return a signed copy to me. We look forward to a positive response. Please contact me if you have any questions.

Sincerely,

PQ CORPORATION

By: /s/ William J. Sichko, Jr
Name: William J. Sichko, Jr.
Title: Chief Administrative Officer

Accepted: /s/ David Taylor            Date:    August 30, 2017
David Taylor

cc:    Dave Burford